Exhibit 10.9
EMPLOYEE TRADE SECRET, CONFIDENTIAL INFORMATION
AND POST-EMPLOYMENT RESTRICTION AGREEMENT

Employee: James E. Shields	—

(Print Employee’s full name)
Employer: MoneyGram International, Inc., including its direct and indirect subsidiaries, affiliates, predecessors, successors, and permitted assigns.
Effective as of the date on which Employee signs this Agreement, Employee agrees as follows:
1. Acknowledgments.
     1.1 Employer is currently engaged in the following businesses:
          (a) providing payment services through independent agents and Employer-owned retail locations in the United States and internationally, which payment services include, but are not limited to, money transfers, money orders, bill payment services, stored value cards and related products and services;
          (b) providing payment services via the Internet, kiosks, automated teller machines and other unmanned media in the United States and internationally, which payment services include, but are not limited to, money transfers, money orders, bill payment services, stored value cards and related products and services;
          (c) providing bill payment services in the United States and internationally to industries that include, but are not limited to, the credit card, debit card, mortgage, automobile finance, telecommunications, satellite television, cable television, property management and collection industries;
          (d) processing of official checks and provision of related services for financial institutions, either directly or through trusts or other business entities; and
          (e) providing banking and processing services for payments such as rebates/refunds, gift certificates and government payments.
     1.2 Employer conducts its business and is engaged in competition in a nationwide market; in the case of its money transfer businesses, Employer’s business and competition are conducted globally.
     1.3 Employer desires to protect its legitimate proprietary interests, including but not limited to its confidential business information and trade secrets.
Form 8-2009

2. Consideration.
     Employee acknowledges that for and in consideration of the agreements and covenants made herein, Employer has agreed to (i) award a non-qualified stock option (“Option”) to Employee pursuant to a MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (“Option Agreement”) and (ii) enter into a Severance Agreement (“Severance Agreement”) with Employee.
     Employee further acknowledges that he or she has had an opportunity to review this Agreement, the Severance Agreement and the Option Agreement in their entirety and to consult with Employee’s attorney and other advisors prior to signing this Agreement.
3. Trade Secrets and Confidential Information and Related Covenants.
     3.1 During the course of Employee’s employment, he or she has had and will have access to and gain knowledge of the highly confidential and proprietary information (“Confidential Information”) and trade secrets which are the property of Employer, or which Employer is under an obligation not to disclose, including but not necessarily limited to the following: information regarding the Employer’s clients and prospective clients, information regarding Employer’s development of enhanced or new payment services, the financial terms of Employer’s contracts and proposed contracts, the expiration dates of such contracts, the key contact individuals at each client location, the transaction volume and business features of each client and/or location, business plans, marketing plans and financials, reports, data, figures, margins, statistics, analyses and other related information, and any other information of whatever nature which gives Employer an opportunity to obtain a competitive advantage over its competitors who do not know or use it. In addition, Employer’s Confidential Information and trade secrets include the means by which Employer provides its services including but not limited to its organizational structure, technology, management systems, software and computer systems.
     3.2 Employee agrees to use best efforts and the utmost diligence to guard and protect Employer’s trade secrets and Confidential Information, and Employee agrees that Employee will not, during or after the period of Employee’s employment by Employer, use or disclose, directly or indirectly, any of Employer’s trade secrets or Confidential Information which Employee may develop, obtain or learn about during or as a result of Employee’s employment by Employer, unless previously authorized to do so by Employer in writing. Employee acknowledges that the Confidential Information and trade secrets are owned and shall continue to be owned by the Employer and that misuse, misappropriation or disclosure of this information could cause irreparable harm to Employer both during and after the term of Employee’s employment.
4. Post-Employment Competitive Activities and Related Covenants.
     4.1 Definitions: For purposes of Section 4, the following terms have the meanings indicated:
          (a) A “Conflicting Product or Service” means any product, or process, or service in existence or under development, which is the same as or similar to or improves upon or competes with or is intended to replace or serve as an alternative to, a product, process, or service rendered by Employer or which is under development by Employer or the subject of a pending acquisition or license by Employer or as to which Employer is actively negotiating to provide services through a business alliance relationship, and

               (i) which Employee either worked on, performed or sold during his or her last twenty-four (24) months of employment by Employer; or
               (ii) about which Employee acquired Confidential Information as a result of his or her employment by Employer.
          (b) A “Conflicting Organization” means any business that is a Customer (as defined below), or any other person or organization (including one owned in whole or in part by Employee) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of a Conflicting Product or Service.
          (c) A “Customer” means any current customer or agent or any prospective or former customer or agent of Employer with which Employee had any contact or about which Employee had access to Confidential Information or trade secrets at any time during the twenty-four (24) months preceding Employee’s termination of employment with Employer.
     4.2 Employment with a Conflicting Organization. Employee agrees that, for a period of twelve (12) months following Employee’s termination of employment, and in exchange for the consideration described in Section 2 of this Agreement, he or she shall not accept employment or otherwise render services as an employee, trustee, principal, agent, consultant, partner, director, officer or substantial stockholder of any Conflicting Organization unless Employee first obtains written consent to such engagement from Employer.
     4.3 Interference with Existing Employment or Similar Relationships. During and for a period of twelve (12) months after termination of his or her employment with Employer, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, directly or indirectly hire or cause any third party to hire, recruit, solicit or induce any employee, contractor, consultant or representative of Employer to terminate his, her or its relationship with the Employer. Employee further agrees that, during such time, if a person who is employed by Employer contacts Employee about prospective employment, Employee will inform such person that Employee cannot discuss the matter without informing Employer and obtaining permission for such discussions in writing from Employer.
     4.4 Interference with Customer Relationships. During and for a period of twelve (12) months after termination of his or her employment with Employer, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, directly or indirectly interfere with, attempt to influence or otherwise affect Employer’s commercial relationships with any Customer (as defined above). Employee further agrees that, during such time, if a Customer contacts Employee about discontinuing business with Employer or otherwise changing an existing commercial relationship with Employer, Employee will inform such Customer that Employee cannot discuss the matter without informing Employer and obtaining permission for such discussions in writing from Employer.

     4.5 Remedies.
          (a) Injunctive Relief. Employee acknowledges that the damages which may arise from a breach of Sections 4.2, 4.3, and/or 4.4 of this Agreement are irreparable and difficult to prove with certainty. If any covenant contained in Sections 4.2, 4.3, and/or 4.4 is breached, in addition to other legal remedies which may be available (which shall include but not be limited to any actual damages suffered by Employer), Employer shall be entitled to an immediate injunction from a court of competent jurisdiction to end such breach, without further proof of damage. The parties agree that the venue for such action shall be Minneapolis, Minnesota, and Minnesota law shall govern this Agreement and any proceedings to enforce it. Employer shall be entitled to reimbursement from Employee of its costs and expenses, including reasonable attorneys’ fees, incurred in enforcing this Agreement.
          (b) Forfeiture and Repayment.
               (i) Pursuant to Section 6 of the Option Agreement, Employer is authorized to suspend or terminate the Option and any other outstanding stock option held by Employee prior to or after termination of employment if Employee engages in any conduct agreed to be avoided pursuant to this Agreement. If, at any time during the applicable restriction period described in this Agreement, Employee engages in any conduct agreed to be avoided pursuant to this Agreement, then any gain (without regard to tax effects) realized by Employee from the exercise of the Option, in whole or in part, shall be paid by Employee to Employer.
               (ii) In consideration of the particular nature and scope of Employee’s key responsibilities for Employer, if at any time within eighteen (18) months after the date of Employee’s termination of employment, Employee accepts employment or otherwise renders services as an employee, trustee, principal, agent, consultant, partner, director, officer or substantial stockholder of any Conflicting Organization, or any of its/their subsidiaries, affiliates, or related companies without first obtaining written consent to such engagement from Employer, then any gain (without regard to any tax effects) realized by the Employee from the exercise of the Option, in whole or in part, shall be paid by Employee to Employer.
               (iii) Employee consents to the deduction from any amounts Employer owes to Employee the amounts Employee owes to Employer under Section 6 of the Option Agreement and Sections 4.5(b)(i) and/or 4.5(b)(ii) of this Agreement. In addition, Employee agrees to make such payment of any amounts Employee owes to Employer under Section 6 of the Option Agreement and Sections 4.5(b)(i) and/or 4.5(b)(ii) of this Agreement within thirty (30) days of receipt of a written demand for payment received from Employer. Employee agrees that Employer shall be entitled to initiate judicial proceedings seeking the payments described in Section 6 of the Option Agreement and Sections 4.5(b)(i) and/or 4.5(b)(ii) of this Agreement if Employee fails or otherwise refuses to make such payment upon receiving written notice from Employer of the obligation to repay. The parties agree that the venue for such action shall be Minneapolis, Minnesota, and Minnesota law shall govern this Agreement and any proceedings to enforce it. Employer shall be entitled to reimbursement from Employee of its costs and expenses, including reasonable attorneys’ fees, incurred in enforcing Employee’s obligation under this Agreement.

5. Discoveries, Inventions, Improvements and Works by Employee.
     5.1 During Employee’s employment with Employer, Employee will promptly report to Employer all designs, developments, discoveries, inventions, improvements or works (collectively “Inventions”) of whatsoever nature conceived or made by Employee. All such Inventions and the patent, copyright, trade secret and other intellectual property rights therein which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer. Whenever requested by Employer whether during or subsequent to Employee’s employment, Employee agrees to execute any papers Employer deems necessary for the protection of Employer’s interest in any Invention and the patent, copyright and other intellectual property rights therein.
     5.2 If Employee is or at any time becomes a resident of California, Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah or Washington, then the provisions of Section 5.1 shall not apply to any Invention conceived or made by Employee in that state for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless:
          (a) the Invention relates directly to the business of Employer, or to Employer’s actual or demonstrably anticipated research or development, or
          (b) the Invention results from any work performed by Employee for Employer.
6. Non-Disparagement of Employer.
     Employee will not make disparaging statements about Employer or its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders (including their respective members, managers, and partners), officers, directors, agents, employees, products or services.
7. Return of Documents and Other Property.
     Employee shall return, prior to or on Employee’s employment termination date, all of Employer’s property and information within Employee’s possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, cellular telephones, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to Employer and any and all copies thereof. Moreover, Employee is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of Employer’s property covered by this section.

8. Severability.
     If any provision of this Agreement is held to be unenforceable, the remainder of the Agreement shall not be affected thereby, but shall remain valid and enforceable, and such provision shall be sufficiently narrowed so as to make it enforceable.
9. Entire Agreement.
     This Agreement, the Severance Agreement and the Option Agreement contain the entire agreement between Employer and Employee relating to the subject matter hereof and supersede any prior Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement(s) between Employee and Employer. If any provision of any agreement, plan, program, policy arrangement or other written document between or relating to Employer and Employee conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.
10. Assignment.
     Employee agrees and acknowledges that the rights and obligations described in this Agreement, including the right to enforce Employee’s covenants described in Section 4, are assignable by Employer, without notice to Employee, and without Employee’s consent or agreement.
11. No Waiver Implied.
     The waiver by any party to this Agreement of a breach by the other party of any provision shall not operate as or be construed as a waiver of any subsequent breach of this Agreement.
12. Survival.
     The duties and obligations of Employee contained in this Agreement shall survive Employee’s termination of employment with Employer.

I have read the above, understand its contents and agree to all conditions.

Employee:
Date: July 21, 2010	/s/ James E. Shields
	Name:	James E. Shields

MONEYGRAM INTERNATIONAL, INC.
Date: July 23, 2010	By:	/s/ Steve Piano
		Name:	Steve Piano
		Title:	EVP Human Resources

[SIGNATURE PAGE TO THE EMPLOYEE TRADE SECRET, CONFIDENTIAL
INFORMATION AND POST-EMPLOYMENT RESTRICTION AGREEMENT]